PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 77 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                                   May 10, 2000
                                                                 Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes

                            -----------------------

     We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:          $100,000,000

Maturity Date:             May 15, 2002

Interest Accrual
   Date:                   May 15, 2000

Interest Payment
   Dates:                  Each February 15,
                           May 15, August 15,
                           and November 15,
                           commencing August
                           15, 2000

Initial Interest Rate:     To be determined on
                           the business day
                           immediately preceding
                           the Original Issue
                           Date

Base Rate:                 Federal Funds Rate

Index Maturity:            One Day

Spread
(Plus or Minus):           Plus 0.30% per annum

Index Currency:            N/A

Interest Payment
   Period:                 Quarterly

Specified Currency:        U.S. Dollars

Issue Price:               100%

Settlement Date
   (Original Issue Date):  May 15, 2000

Initial Interest Reset
   Date:                   May 16, 2000

Interest Reset Dates:      Each business day
                           except the business
                           day immediately
                           preceding each
                           interest payment date
                           and except for any
                           business day within the
                           period beginning 10
                           calendar days prior to
                           maturity, redemption
                           or repayment

Interest Reset Period:     Daily

Interest Determination
   Dates:                  The business day
                           immediately preceding
                           each interest reset date

Reporting Service:         Telerate (Page 120)

Book Entry Note or
   Certificated Note:      Book Entry Note

Senior Note or
   Subordinated Note:      Senior Note

Agent:                     Morgan Stanley & Co.
                           Incorporated

Calculation Agent:         The Chase Manhattan
                           Bank

Minimum Denomination:      $1,000

CUSIP:                     61745EPX3


Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER